Exhibit 99.1

For:	Calavo Growers, Inc.

Contact:	Lee E. Cole Chairman and CEO (805) 525-1245

CALAVO GROWERS, INC. ANNOUNCES RECORD

FISCAL 2016 FOURTH QUARTER AND FULL-YEAR RESULTS

Fourth Quarter Highlights Include:

•	Net Income Climbs 93 Percent to $9.2 Million from $4.8 Million Last Year

•	Diluted EPS Rises to 53 Cents Versus 28 Cents in the Prior Year

•	Gross Margin Jumps 34 Percent to $27.1 Million from $20.2 Million

•	Revenues Climb 19 Percent to $247.7 Million from $208.0 Million

Full-Year Highlights Include:

•	Net Income Rises 40 Percent to $38.0 Million from $27.2 Million in Prior Year

•	Diluted EPS Equals $2.18 Versus $1.57 in Fiscal 2015

•	Revenues Reach $935.7 Million, up 9 Percent from $856.8 Million in Prior Year

Looking Forward:

•	Company Anticipates Record Revenue and EPS in Fiscal 2017

•	Double-Digit Increase in Revenue and Gross Margin Expected in Fiscal 2017

•	Forecasting Revenue and Gross Margin Growth in All Business Segments—Fresh, Renaissance Food Group and Calavo Foods

SANTA PAULA, Calif. (Dec. 20, 2016)—Calavo Growers, Inc. (Nasdaq-GS: CVGW), a global avocado-industry leader and expanding provider of value-added fresh food, today reported record fiscal 2016 fourth-quarter and full-year results. Net income in the final quarter rose 93 percent on a 34 percent increase in gross margin over the corresponding period in the prior year.

Net income for the three months ended Oct. 31, 2016 advanced to $9.2 million, equal to $0.53 per diluted share, from $4.8 million, or $0.28 per diluted share, in the fiscal 2015 fourth quarter. Revenues expanded by over 19 percent to $247.7 million—also a new final-period record—from $208.0 million in last year’s fourth quarter. Gross margin for the most-recent quarter reached $27.1 million, equal to 10.9 percent of total revenues, versus $20.2 million, or 9.7 percent of total revenues, in the like period one year ago. Operating income climbed to $15.5 million in this year’s final quarter, an increase of 78 percent from $8.7 million in the year-earlier fourth quarter.

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Calavo Growers Announces Fiscal 2016 Fourth Quarter and Full-Year Results/2-2-2

Chairman and Chief Executive Officer Lee E. Cole stated: “It is extremely gratifying that Calavo registered such a strong performance in the fourth quarter to cap yet another record-breaking year. Our fourth-quarter operating results helped propel full-year revenues, gross margin, net income and EPS to new record levels, including double-digit growth of those latter three metrics. In the final quarter, the company achieved solid revenue increases in each of the company’s three business segments: Fresh, Renaissance Foods Group (RFG) and Calavo Foods.”

Cole continued: “In the Fresh business segment, our team demonstrated strong sourcing and sales management—hallmarks of this company—to successfully increase revenue and gross profit in spite of lower unit volumes, a circumstance experienced by the entire avocado industry during the period.

“RFG continues to register excellent revenue growth with its top line expanding by double-digits for the 21st consecutive quarter. Gross margin (dollars) in the RFG segment rose modestly in the fourth quarter even as we made substantial investment in plant capacity and capabilities to serve new national and regional customers.

“And, finally, Calavo Foods remained a solid contributor in the fourth quarter while managing through a period of higher fruit costs associated with the lower industry volumes referenced above,” Cole said.

For the 12 months ended Oct. 31, 2016, net income soared nearly 40 percent to a record $38.0 million, approximating $2.18 per diluted share, from $27.2 million, or $1.57 per diluted share, in fiscal 2015. Full-year revenues increased to a record $935.7 million, a 9 percent increase from $856.8 million in fiscal 2015. Fiscal 2016 gross margin (dollars) climbed by 26 percent to a new all-time high of $107.5 million, equal to 11.5 percent of total revenues, from $85.2 million, or 10.0 percent of revenues, one year earlier. Operating income for the most-recent year totaled $61.1 million, an increase of almost 40 percent from $43.7 million in fiscal 2015.

CEO Cole stated: “Our nearly 40 percent increase in full-year net income is an even more impressive achievement when placed into the context of expenses Calavo absorbed in fiscal 2016 related to growth initiatives across our company. Specifically, we created new or expanded

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Calavo Growers Announces Fiscal 2016 Fourth Quarter and Full-Year Results/3-3-3

manufacturing and distribution infrastructure in Florida, Texas and Jalisco, Mexico, incurring $4.2 million in combined plant pre-opening expenses, on-boarding and training of new employees, and excess overhead costs in fiscal 2016. If we had not incurred these $4.2 million in expenses, along with an additional $0.5 million in non-operating, non-cash expenses, we would have added after-tax net income approximating $3.0 million, or $0.17 per diluted share, to our full-year results.”

In the Fresh business segment, fourth quarter revenues rose to $143.4 million, a 24 percent increase from $115.4 million in the corresponding fiscal 2015 quarter. Segment gross margin was $15.2 million, equal to 10.6 percent of segment sales, which compares with $7.8 million, or 6.7 percent of segment sales, in the fourth quarter last year. The substantial increase in gross margin reflects disciplined sourcing and sales management as the company successfully navigated challenging fresh-avocado supply conditions during the final quarter that resulted in fewer total avocado units sold in the period. Total Fresh units sold in the fourth quarter declined to 3.2 million, which compares with 4.4 million total Fresh units sold in the fiscal 2015 final quarter.

RFG business segment revenues registered $87.9 million in the fiscal 2016 fourth quarter, an increase of approximately 14 percent from $77.4 million in the corresponding quarter one year ago. Gross margin totaled $7.4 million, equal to 8.4 percent of segment sales, which compares with $7.2 million, or 9.2 percent of segment sales, in the year-earlier fourth quarter. Lower year-over-year gross margin percentage primarily reflects investment in expanded production facilities and added in-plant capabilities, including human capital, which the company expects to underpin future growth in revenue and gross margin dollars.

With respect to the Calavo Foods business segment, revenues increased eight percent to $16.4 million in the most-recent quarter from $15.2 million in the like quarter of fiscal 2015. Gross margin eased to $4.6 million, equal to 27.8 percent of segment sales, from $5.2 million, or 34.6 percent of segment sales, in the fourth quarter last year owing to the aforementioned higher fruit costs.

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Calavo Growers Announces Fiscal 2016 Fourth Quarter and Full-Year Results/4-4-4

Selling, general and administrative (SG&A) expense totaled $11.6 million in the fourth quarter, equal to 4.7 percent of total revenues, versus $11.4 million, or 5.5 percent of total revenues, in last year’s corresponding quarter. The reduction in SG&A as a percentage of total revenues is primarily attributable to year-over-year timing differences with respect to annual bonus accrual and the issuance of stock in lieu of cash for the CEO’s entire fiscal 2016 bonus versus the half-stock, half-cash bonus in the prior year.

Outlook

CEO Cole stated: “Fiscal 2016 was an exceptional year resulting in internally generated growth in net income of nearly 40 percent. We intend to build upon this success and expect fiscal 2017 to be yet another record breaking year for Calavo. Growth initiatives put in motion over the past 18 months will help propel continued growth in revenue and net income for Calavo in 2017.

“Our Fresh segment delivered an exceptional performance in fiscal 2016. Still, we expect the Fresh segment to register double-digit revenue growth and to increase gross margin dollars in fiscal 2017. We are enthusiastic to set new milestones, including the opening of our new Jalisco packinghouse in calendar 2017.”

The CEO continued: “In our RFG business segment, Calavo has invested over $35 million over the past 15 months to add 260,000 square feet of manufacturing space and new product capabilities in several strategic locations across the U.S. These investments are a reflection of our bullish outlook for growth at RFG. For fiscal 2017, we expect revenue growth to accelerate to an even higher rate than achieved in fiscal 2016. We also anticipate improvement in gross margin as newer manufacturing facilities are optimized, and absorption of new customer revenue adds to plant-level operating efficiencies.

“We are confident, as well, about prospects for Calavo Foods in fiscal 2017 with double-digit revenue growth and an increase in gross margin dollars expected,” Cole added.

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Calavo Growers Announces Fiscal 2016 Fourth Quarter and Full-Year Results/5-5-5

With respect to its investment in FreshRealm, LLC, in which Calavo holds a substantial ownership position, Cole said: “Infrastructure investments that have been made are starting to pay off and the business is experiencing solid growth. We believe FreshRealm is at the early stages of an exciting period, and they are expecting meaningful revenue growth and new customer penetration in 2017.

“The disciplined implementation of our focused business agenda enabled our outstanding performance in fiscal 2016 and gives us unwavering confidence about the prospects in the current fiscal year. We have not deviated from—and continue to invest substantially in—our multi-platform model. Our three principal business segments will continue to power the revenue and profit growth that will pace another record year in 2017 and I look forward to reporting on our progress along the way,” Cole concluded.

About Calavo

Calavo Growers, Inc. is a global avocado-industry leader. The company also procures and markets diversified fresh produce items, ranging from tomatoes to tropical produce. An expanding provider of value-added fresh food, the company’s Calavo Foods business segment manufactures and distributes guacamole, guacamole hummus and salsa under the respected Calavo brand name. Calavo’s wholly owned subsidiary, Renaissance Food Group, LLC, creates, markets and distributes a portfolio of healthy, high-quality lifestyle products for consumers through fast-growing brands that include Garden Highway and Chef Essentials. Founded in 1924, Calavo serves food distributors, produce wholesalers, supermarket retailers and restaurant chains worldwide.

Safe Harbor Statement

This news release contains statements relating to future events and results of Calavo (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include but are not limited to: increased competition, conducting substantial amounts of business

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Calavo Growers Announces Fiscal 2016 Fourth Quarter and Full-Year Results/6-6-6

internationally, pricing pressures on agricultural products, adverse weather and growing conditions confronting avocado growers, new governmental regulations, as well as other risks and uncertainties detailed from time to time in the company’s Securities and Exchange Commission filings, including, without limitation, the company’s latest, filed Annual Report on Form 10-K. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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CALAVO GROWERS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	October 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$13,842	$7,171
Accounts receivable, net of allowances of $2,063 (2016) and $2,312 (2015)	70,101	58,606
Inventories, net	31,849	26,351
Prepaid expenses and other current assets	14,402	15,763
Advances to suppliers	4,425	2,820
Income taxes receivable	334	6,111

Total current assets	134,953	116,822
Property, plant, and equipment, net	87,837	69,448
Investment in Limoneira Company	34,036	27,415
Investment in unconsolidated entities	24,652	19,720
Deferred income taxes	14,944	19,277
Goodwill	18,262	18,262
Other assets	13,249	14,001

	$327,933	$284,945

Liabilities and shareholders’ equity
Current liabilities:
Payable to growers	$20,965	$3,924
Trade accounts payable	22,447	19,600
Accrued expenses	31,095	21,311
Short-term borrowings	19,000	36,910
Dividend payable	15,696	13,907
Current portion of long-term obligations	138	2,206

Total current liabilities	109,341	97,858
Long-term liabilities:
Long-term obligations, less current portion	445	586
Deferred rent	2,307	—
Deferred income taxes	—	234

Total long-term liabilities	2,752	820
Commitments and contingencies
Noncontrolling interest, Calavo Salsa Lisa	771	285
Total shareholders’ equity	215,069	185,982

	$327,933	$284,945

CALAVO GROWERS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

	Three months ended October 31,		Year ended October 31,
	2016	2015	2016	2015
Net sales	$247,655	$207,994	$935,679	$856,824
Cost of sales	220,570	187,825	828,145	771,597

Gross margin	27,085	20,169	107,534	85,227
Selling, general and administrative	11,574	11,442	46,440	41,558

Operating income (loss)	15,511	8,727	61,094	43,669
Interest expense	(144)	(176)	(756)	(830)
Other income (expense), net	(409)	(61)	(10)	453

Income before provision for income taxes	14,958	8,490	60,328	43,292
Provision (benefit) for income taxes	5,260	3,703	21,869	16,093

Net income	9,698	4,787	38,459	27,199
Add: Net income attributable to noncontrolling interest	(459)	—	(437)	—

Net income attributable to Calavo Growers, Inc.	$9,239	$4,787	$38,022	$27,199

Calavo Growers, Inc.’s net income per share:
Basic	$0.53	$0.28	$2.19	$1.57

Diluted	$0.53	$0.28	$2.18	$1.57

Calavo Growers, Inc.’s shares used in per share computation:
Basic	17,355	17,307	17,348	17,295

Diluted	17,447	17,392	17,431	17,363

CALAVO GROWERS, INC.

NET SALES AND GROSS MARGIN BY BUSINESS SEGMENT

	Fresh products	Calavo Foods	RFG	Total
	(All amounts are presented in thousands)
Three months ended October 31, 2016
Net sales	$143,423	$16,368	$87,864	$247,655
Cost of sales	128,266	11,818	80,486	220,570

Gross margin	$15,157	$4,550	$7,378	$27,085

Three months ended October 31, 2015
Net sales	$115,439	$15,156	$77,399	$207,994
Cost of sales	107,656	9,920	70,249	187,825

Gross margin	$7,783	$5,236	$7,150	$20,169

For the three months ended October 31 2016, and 2015, inter-segment sales and cost of sales of $1.5 million and $0.3 million between Fresh products and RFG were eliminated. For the three months ended October 31 2016 and 2015, inter-segment sales and cost of sales of $0.7 million and $0.6 million between Calavo Foods and RFG were eliminated.

	Fresh products	Calavo Foods	RFG	Total
	(All amounts are presented in thousands)
Year ended October 31, 2016
Net sales	$538,687	$63,494	$333,498	$935,679
Cost of sales	480,690	41,046	306,409	828,145

Gross margin	$57,997	$22,448	$27,089	$107,534

Year ended October 31, 2015
Net sales	$500,711	$62,156	$293,957	$856,824
Cost of sales	463,647	41,645	266,305	771,597

Gross margin	$37,064	$20,511	$27,652	$85,227

For fiscal year 2016, and 2015, inter-segment sales and cost of sales of $4.3 million and $1.5 million between Fresh products and RFG were eliminated. For fiscal year 2016 and 2015, inter-segment sales and cost of sales of $2.7 million and $1.9 million between Calavo Foods and RFG were eliminated.